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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: MERRILL LYNCH CONCENTRATED GROWTH FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2000

Name and Address of Agent for Service of Process:

          Terry K. Glenn
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

          Mailing Address:
          P.O. Box 9011
          Princeton, New Jersey, 08543-9011

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]                    NO [ ]
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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 26th day of October, 1999.

Signature:

                                    MERRILL LYNCH CONCENTRATED GROWTH FUND, INC.

                                    By: /s/ Susan Baker
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                                        (Susan Baker, President)


Attest:

By: /s/ Phillip S. Gillespie
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    (Phillip S. Gillespie, Secretary)















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